Exhibit 99.1

Marriott International, Inc. Corporate Headquarters Marriott Drive Washington, D.C. 20058

NEWS

CONTACT:	Tom Marder
(301) 380-2553
thomas.marder@marriott.com

MARRIOTT INTERNATIONAL ANNOUNCES SETTLEMENT WITH THE INTERNAL REVENUE SERVICE AND THE DEPARTMENT OF LABOR

WASHINGTON, D.C. – June 8, 2007 – Marriott International, Inc. (NYSE:MAR) late yesterday reached a settlement of previously disclosed issues raised during the Internal Revenue Service’s and Department of Labor’s examination of the leveraged employee stock ownership plan ("ESOP") feature of Marriott’s Employees' Profit Sharing, Retirement and Savings Plan and Trust. In addition, the company fully resolved all IRS issues pertaining to the audits of the company’s 2000, 2001, and 2002 federal tax returns.

Arne M. Sorenson, Executive Vice President and Chief Financial Officer, said, “We are pleased to reach this compromise, bringing this dispute to a swift and final resolution using the IRS’s Fast Track Settlement process.” Marriott received a Notice of Proposed Adjustment from the IRS on March 1, 2007 challenging most of the ESOP related federal income tax deductions claimed by the company.

The settlement will result in an after-tax charge totaling approximately $54 million ($0.13 per diluted common share), and a reduction in shareholders’ equity of approximately $114 million in Marriott’s second quarter. These amounts were not included in the company's previous second quarter earnings guidance.

As a result of the settlement, the company will make cash payments to the U.S. Treasury and state tax jurisdictions of approximately $220 million. The payments reflect income taxes, excise taxes and interest charges. No penalties were assessed.

MARRIOTT INTERNATIONAL, INC. (NYSE:MAR) is a leading lodging company, operating and franchising nearly 2,900 lodging properties in the United States and 67 other countries and territories. The company is headquartered in Washington, D.C., and had approximately 151,000 employees at 2006 year-end. In fiscal year 2006, Marriott International reported sales from continuing operations of $12.2 billion. For more information, please visit www.marriott.com.

IRPR#1